AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 2002
                                                    REGISTRATION NO. 333 -_____

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
             -------------------------------------------------------
                             RF MICRO DEVICES, INC.
             (Exact name of registrant as specified in its charter)

           NORTH CAROLINA                              56-1733461
    (State or other jurisdiction                    (I.R.S. Employer
  of incorporation or organization)                Identification No.)

                               7628 THORNDIKE ROAD
                        GREENSBORO, NORTH CAROLINA 27409
                                 (336) 664-1233
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                DAVID A. NORBURY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             RF MICRO DEVICES, INC.
                               7628 THORNDIKE ROAD
                        GREENSBORO, NORTH CAROLINA 27409
                                 (336) 664-1233
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                            JEFFREY C. HOWLAND, ESQ.
                      WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
                              BB&T FINANCIAL CENTER
                       WINSTON-SALEM, NORTH CAROLINA 27101
                                 (336) 721-3516
                            ------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time following the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                 CALCULATION OF REGISTRATION FEE

 TITLE OF SECURITIES TO BE REGISTERED (1)    PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)     AMOUNT OF REGISTRATION FEE
 ----------------------------------------    ---------------------------------------------     --------------------------
Debt Securities........................
Preferred Stock........................
Common Stock, including attached share
   purchase rights.....................
Depositary Shares......................
Warrants...............................
Subscription Rights....................
                     Total.............                       $500,000,000                               $46,000


(1)  CERTAIN INFORMATION AS TO EACH CLASS OF SECURITIES TO BE REGISTERED IS NOT SPECIFIED IN ACCORDANCE WITH GENERAL INSTRUCTION
     II.D. TO FORM S-3 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. WE ARE REGISTERING FOR ISSUANCE AND SALE AN INDETERMINATE
     DOLLAR AMOUNT OF DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK, DEPOSITARY SHARES, WARRANTS AND SUBSCRIPTION RIGHTS. IN
     ADDITION, THESE SECURITIES MAY BE ISSUED UPON CONVERSION, REDEMPTION, OR EXERCISE OF DEBT SECURITIES, PREFERRED STOCK,
     DEPOSITARY SHARES, WARRANTS OR SUBSCRIPTION RIGHTS.

(2)  THE PROPOSED MAXIMUM AGGREGATE OFFERING PRICE HAS BEEN ESTIMATED SOLELY TO CALCULATE THE REGISTRATION FEE UNDER RULE 457(O).


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME
EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE
ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
-----------------------------------------------------------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 4, 2002

                                   PROSPECTUS
--------------------------------------------------------------------------------

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                                  $500,000,000
--------------------------------------------------------------------------------

DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES, WARRANTS AND SUBSCRIPTION RIGHTS

         By this prospectus, we may offer from time to time, in one or more series or classes, the following securities:

          o unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures, and other unsecured evidences of indebtedness in one or more series,

          o    shares of common stock,

          o shares of preferred stock, in one or more series, which may be convertible into or exchangeable for common stock or debt securities,

          o warrants to purchase debt securities, preferred stock or common stock,

          o depositary shares representing fractional interests in preferred stock, and

          o subscription rights evidencing the right to purchase any of the above securities.

         The aggregate initial offering price of the securities that we offer will not exceed $500,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

         We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

     Our principal executive offices are at 7628 Thorndike Road, Greensboro, North Carolina 27409, and our telephone number is (336) 664-1233.

     INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                           THE SECURITIES AND EXCHANGE
                   COMMISSION AND STATE SECURITIES REGULATORS
                    HAVE NOT APPROVED OR DISAPPROVED OF THESE
                   SECURITIES OR DETERMINED IF THIS PROSPECTUS
                                       IS
 TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                     Prospectus dated ___________ ___, 2002

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS ........................................................1
COMPANY OVERVIEW .............................................................1
RISK FACTORS .................................................................2
USE OF PROCEEDS .............................................................10
RATIOS OF EARNINGS TO FIXED CHARGES .........................................10
DESCRIPTION OF DEBT SECURITIES ..............................................10
DESCRIPTION OF PREFERRED STOCK ..............................................15
DESCRIPTION OF DEPOSITARY SHARES ............................................16
DESCRIPTION OF COMMON STOCK .................................................18
DESCRIPTION OF WARRANTS .....................................................22
DESCRIPTION OF SUBSCRIPTION RIGHTS ..........................................24
PLAN OF DISTRIBUTION ........................................................25
WHERE YOU CAN FIND MORE INFORMATION .........................................26
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .............................27
FORWARD-LOOKING STATEMENTS ..................................................27
LEGAL MATTERS ...............................................................28
EXPERTS .....................................................................28

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the following section.

                                COMPANY OVERVIEW

         RF Micro Devices, Inc. was incorporated under the laws of North Carolina in 1991. We design, develop, manufacture and market proprietary radio frequency integrated circuits, or RFICs, primarily for wireless communications products and applications. Our products are included primarily in cellular and PCS (personal communications service) phones, base stations, wireless local area networks (WLAN), and cable television modems. The majority of our revenue is derived from sales of RFICs designed for cellular and PCS phones. We offer a broad array of products including amplifiers, mixers, modulators/demodulators and single chip transmitters, receivers and transceivers that represent a substantial majority of the RFICs required in wireless subscriber equipment. These RFICs perform the transmit and receive functions that are critical to the performance of wireless and PCS phones.

         We currently design products using multiple semiconductor process technologies. These technologies include gallium arsenide (GaAs) heterojunction bipolar transistor (HBT), silicon bipolar transistor, silicon CMOS, silicon BiCMOS, silicon germanium (SiGe) BiCMOS, GaAs metal semiconductor field effect transistor (MESFET) and gallium nitride (GaN). We are also evaluating the development of integrated circuits utilizing indium phosphide. Generally speaking, GaAs-based products offer better electrical performance while silicon-based products are less expensive. Original equipment manufacturers
(OEMs) try to maximize tradeoffs between performance and cost. Our approach to using multiple semiconductor process technologies allows us to offer customers products that fulfill their performance, cost and time-to-market requirements. We call this approach to business OPTIMUM TECHNOLOGY MATCHING(R).

         We design most of our GaAs products using HBT and believe that our GaAs HBT RFICs have the following advantages over products manufactured using silicon or GaAs MESFET process technologies:

          o Linearity: GaAs HBT RFICs exhibit good linearity, which means they can amplify weak signals with minimal signal distortion. As a result, our customers can design phones with clearer transmission and reception.

          o Efficiency: Our GaAs HBT RFICs are efficient, which means they use less power than competing products to transmit the same signal strength. As a result, our customers can design phones with improved battery life and increased talk time.

          o Size: Because our GaAs HBT RFICs are small, they are relatively inexpensive to manufacture. As a result, we believe we offer our customers price competitive products.

         Because of the importance of design to many of our parts and the strength of our GaAs HBT process technology, we are a single-sourced supplier to many customers. Our products are purchased by leading OEMs such as Nokia Mobile Phones Ltd., LG Information & Communications, Ltd., Motorola, Inc., Samsung Electronics Co., Ltd, Ericsson Mobile Communications, NEC Corp., Kyocera America, Inc. and Siemens A.G.

         TRW Inc. has granted us a license (in exchange for shares of our common stock) to use its GaAs HBT process technology to design and manufacture products for commercial wireless applications. TRW manufactured all of our GaAs HBT products before September 1998. We now manufacture our GaAs HBT products under this license at our own manufacturing facilities.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE PURCHASING SHARES OF OUR COMMON STOCK. IN ADDITION, PLEASE READ "FORWARD-LOOKING STATEMENTS" ON PAGE 27 OF THIS PROSPECTUS, WHERE WE DESCRIBE ADDITIONAL UNCERTAINTIES ASSOCIATED WITH OUR BUSINESS AND THE FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. EACH OF THESE RISK FACTORS COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION, AS WELL AS ADVERSELY AFFECT THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.

OUR OPERATING RESULTS FLUCTUATE.

     Our revenue, earnings and other operating results have fluctuated significantly in the past and may fluctuate significantly in the future. Our future operating results will depend on many factors, including the following:

          o our ability to design, manufacture and deliver our products in large enough volumes to satisfy our customers' requirements;

          o the ability of third party foundries, assembly, test and tape and reel partners to handle our products in a timely and cost-effective manner that meets our customers' requirements;

          o    unexpected poor line, assembly or test yields for our products;

          o    our ability to increase capacity utilization; and

          o our ability to successfully integrate and exploit our recent acquisitions.

         During the past year, we have experienced lower-than-expected order activity due to three factors: an overly optimistic forecast for the growth of the handset market that led to excess inventories among manufacturers and reduced component demand; introduction delays by manufacturers for some highly complex next-generation handsets; and a delay in the introduction of one of our next-generation products. These factors negatively impacted our operating results in the second half of fiscal 2001. Excess inventory among manufacturers, delays in next-generation handsets by manufacturers and downward pressure on selling prices have negatively impacted our operating results during the first nine months of fiscal 2002. We expect pricing pressure to continue throughout fiscal 2002.

         It is likely that our future operating results will again be adversely affected by the factors set forth above or other factors. If our future operating results are below the expectations of stock market analysts or our investors, our stock price may decline.

WE FACE CHALLENGES MANAGING RAPID GROWTH.

         We experienced significant growth that placed a great strain on our management and other resources. We have grown to 1,274 employees on December 31, 2001 from 133 employees on March 31, 1997. To manage our growth effectively, we must:

          o coordinate the construction, upfit and start-up of our facility in China;

          o    expand our presence in international locations;

          o    train and manage our employee base; and

          o attract qualified people with experience in radio frequency engineering, integrated circuit design, and technical marketing and support.

         Competition for these people is intense. We must also manage multiple relationships with various customers, business partners and other third parties, such as our foundry, assembly, test and tape and reel partners. Our systems, networks, software tools, procedures or controls may not be adequate to support our operations and we may not be able to expand quickly enough to exploit potential market opportunities. Our future operating results may also depend on expanding sales and marketing, research and development and administrative support. If we cannot attract qualified people or manage growth effectively, our operating results will be adversely affected.

WE FACE RISKS ASSOCIATED WITH OUR MOLECULAR BEAM EPITAXY AND WAFER FABRICATION FACILITIES.

         Our production process starts with GaAs substrates called wafers. A transistor layer is grown on the wafer using a molecular beam epitaxy process in our MBE facility. These wafers are then sent to our wafer fabrication facilities for further processing.

         We have operated one wafer fabrication facility since 1998, and in the third quarter of fiscal 2002, we started production in a second facility. As we initiate production at this second facility, we must qualify each new integrated circuit design with our customers. As parts are brought into production, we must continue to maintain our cycle times and our line, assembly and test yields in order to reach our manufacturing goals.

         A number of factors will affect the future success of our facilities, including the following:

          o    demand for our products;

          o our ability to generate revenues in amounts that cover the significant fixed costs of operating the facilities;

          o our ability to qualify new products in a timely manner at our wafer fabrication facilities;

          o availability of raw materials, including GaAs substrates, and high purity source materials such as gallium, aluminum, arsenic, indium, silicon and beryllium in our MBE facility and passive component parts in our wafer fabrication facilities;

          o    our wafer fabrication manufacturing cycle times;

          o    our production yields;

          o our ability to hire, train and manage qualified production personnel;

          o our compliance with applicable environmental and other laws and regulations; and

          o our inability to use all or any significant portion of our facilities for prolonged periods of time for any reason.

         Bringing the new fabrication facility on-line has required us to make significant investments of labor, including the hiring and training of skilled production personnel. Before production could commence, wafers had to be qualified by individual customers on a component-by-component basis, even for products previously qualified at our first wafer facility.

         We cannot be sure that we will be able to successfully continue to produce wafers using the GaAs HBT process technology at acceptable manufacturing yields or in a manner that allows us to offer GaAs HBT products from our facilities at competitive prices. A failure or delay in our efforts to fabricate GaAs HBT wafers at acceptable manufacturing cycle times, yields, costs and quality and in volumes sufficient to satisfy customer demands could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON A FEW LARGE CUSTOMERS.

         Historically, a substantial portion of our revenue has come from large purchases by a small number of customers. We expect that trend to continue. During the first half of fiscal 2002, our top five customers accounted for 81% of total revenue. Nokia was our largest customer during the first half of fiscal 2002, accounting for 68% of our total revenue. Accordingly, our future operating results depend on the success of our largest customers and on our success in selling large quantities of our products to them.

         We typically manufacture custom products on an exclusive basis for one customer for a negotiated period of time. This factor makes it difficult for us to diversify our customer base. The concentration of our revenue with a few large customers makes us particularly dependent on factors affecting those customers. For example, if demand for their products decreases, they may stop purchasing our products and our operating results would suffer. We experienced such a decrease in demand during the last half of fiscal 2001. Most of our customers can cease incorporating our products into their products with little notice to us and with little or no penalty. The loss of a large customer and failure to add new customers to replace lost revenue would have a material adverse effect on our business, financial condition and results of operations.

IF WE EXPERIENCE LOW PRODUCTION YIELDS, OUR OPERATING RESULTS MAY SUFFER.

         Our integrated circuit products, especially our products made using the GaAs HBT process technology, are very complex. Each product has a unique design and each product is fabricated using semiconductor process technologies that are highly complex. In many cases, the products are assembled in customized packages. Our new module products, which consist of multiple components in a single package, feature enhanced levels of integration and complexity. Our customers insist that our products meet their exact specifications for quality, performance and reliability.

         Our products are manufactured on gallium arsenide or silicon substrates, called wafers. Before our customers can use our products, the wafers must be processed and scribed and broken into individual die. The die must be assembled, or packaged, and then the final product must be tested. Our manufacturing yield is a combination of:

          o line yield, which is the number of usable wafers that result from our fabrication process;

          o assembly yield, which is the number of assembled parts we actually receive from the packaging house divided by the number of die available on the wafer; and

          o test yield, which is the number of assembled parts that pass all component level testing divided by the total number of parts tested.

         Due to the complexity of radio frequency integrated circuits, we experience difficulties in achieving acceptable yields on certain new products. We are implementing yield improvement programs and have begun to see improvements in fiscal 2002; however, we cannot be sure what yield levels we will be able to achieve.

         Our customers also test our integrated circuits once they have been assembled into their products. The number of usable integrated circuits that result from our production process can fluctuate as a result of many factors, including the following:

          o    design errors;

          o    defects in photomasks used to print circuits on a wafer;

          o    minute impurities in materials used;

          o    contamination of the manufacturing environment;

          o    equipment failure or variations in the fabrication process;

          o    losses from broken wafers or other human error; and

          o    defects in packaging.

         Because average selling prices for our products tend to decline over time and because many of our manufacturing costs are fixed, we are constantly trying to improve our manufacturing yields. For a given level of sales, when our yields improve, our gross margins improve; and when our yields decrease, our unit costs are higher, our margins are lower, and our operating results are adversely affected.

OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON DEMAND FOR OUR GAAS HBT PRODUCTS.

         Although we design products using multiple distinct process technologies, a substantial portion of our revenue comes from the sale of products manufactured using our GaAs HBT process technology. During the first nine months of fiscal 2002, 93% of our revenue came from the sale of GaAs HBT PRODUCTS. We currently expect that this process concentration will continue in the near term. Our dependence on GaAs HBT products could ultimately hurt our operating results in the future. Competitors have begun to enter the market and offer their own GaAs HBT products, and direct competition with competitors with GaAs HBT process technology could adversely affect our selling prices. Also, new process technologies are constantly being developed and one or more of these processes could have characteristics that are superior to GaAs HBT. If we are unable to access these technologies through licenses or foundry service arrangements, we will be competitively disadvantaged. These and other factors could reduce the demand for GaAs HBT components or otherwise adversely affect our operating results.

OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON DEVELOPMENT OF NEW
PRODUCTS.

         Our future success will depend on our ability to develop new radio frequency integrated circuit solutions for existing and new markets. We must introduce new products in a timely and cost-effective manner and we must secure production orders from our customers. The development of new integrated circuit is a highly complex process, and we have experienced delays in completing the development and introduction of new products at times in the past, including during fiscal 2001. Our successful product development depends on a number of factors, including the following:

          o the accuracy of our prediction of market requirements and evolving standards;

          o    acceptance of our new product designs;

          o the availability of qualified radio frequency integrated circuit designers;

          o    our timely completion of product designs; and

          o    acceptance of our customers' products by the market.

         We may not be able to design and introduce new products in a timely or cost-efficient manner and our new products may fail to meet the requirements of the market or our customers. In that case, we likely will not reach the expected level of production orders, which could adversely affect our operating results. Even when a design win is achieved, our success is not assured. Design wins require significant expenditures by us and typically precede volume revenues by six to nine months or more. The actual value of a design win to us will ultimately depend on the commercial success of our customers' products.

OUR INDUSTRY'S TECHNOLOGY CHANGES RAPIDLY AND WE DEPEND ON THE DEVELOPMENT AND GROWTH OF WIRELESS MARKETS.

         We depend on the development and growth of markets for wireless communications products and services. We cannot be sure about the rate at which markets for these products will develop or our ability to produce competitive products for these markets as they develop.

         We supply radio frequency integrated circuits almost exclusively for wireless applications. The wireless markets are characterized by frequent introduction of new products and services in response to evolving product and process technologies and consumer demand for greater functionality, lower costs, smaller products and better performance. As a result, we have experienced and will continue to experience some product design obsolescence. We expect our customers' demands for improvements in product performance will increase, which means that we must continue to improve our product designs and develop new products using new wafer fabrication technologies. It is likely that a competing process technology will emerge that permits the fabrication of integrated circuits that are superior to the integrated circuit we make under existing processes. If that happens and we cannot design products using that technology or develop competitive products, our operating results will be adversely affected.

WE DEPEND HEAVILY ON OUR RELATIONSHIP WITH NOKIA.

         We have agreed to provide Nokia with access to certain radio frequency integrated circuit technologies and to our wafer fabrication facility, and Nokia has agreed to provide us with rights to bid for and supply Nokia's requirements for certain integrated circuits. This arrangement does not obligate Nokia to purchase any additional products from us, and there can be no assurance that Nokia will remain a significant customer of ours or that this relationship will continue. During the first half of fiscal 2002 sales to Nokia represented 68% of our revenue. The loss of Nokia as a customer for any reason would have a material adverse effect on our operating results.

WE DEPEND ON TRW FOR GAAS HBT PROCESS TECHNOLOGY.

         During the first nine months of fiscal 2002, 93% of our revenue came from the sale of products manufactured using the GaAs HBT process technology, 96% of which was attributable to products produced at our facility.

         We depend on our exclusive license from TRW for its GaAs HBT technology. If the license is terminated or if it were determined that this technology infringed on a third party's intellectual property rights, our operating results would be adversely affected. TRW made no representation to us about whether the licensed technology infringed on the intellectual property rights of anyone else.

WE DEPEND HEAVILY ON THIRD PARTIES.

         We use three independent foundries to manufacture our silicon-based products. We will remain dependent on a small number of independent foundries to manufacture our products on a timely basis, to achieve acceptable manufacturing yields and to offer us competitive pricing. The inability of these independent foundries to deliver our products on a timely basis, allocate us sufficient manufacturing capacity, achieve acceptable yields or offer us competitive pricing would have a material adverse effect on our operating results. In the first quarter of fiscal 2002, we announced a strategic alliance with Agere Systems, Inc. pursuant to which we are purchasing equipment for the manufacture of silicon-based integrated circuits and deploying it within one of Agere's manufacturing facilities in exchange for guaranteed supply and favorable pricing of silicon wafers. On January 23, 2002, Agere announced that it was seeking a buyer for its Orlando wafer fabrication operation. We are engaged in discussions with Agere regarding the terms of our alliance and the effect of this potential sale. Our management currently cannot predict the outcome of these discussions or what form the alliance will take in the future. We cannot be sure that we would be able to locate other foundries to make our products if we lost any of these sources of supply.

         We use eleven independent vendors to assemble and package all of our integrated circuits, two independent vendors to test our products and two independent vendors to tape and reel our products. We have had packaging quality problems with some of our vendors, especially with products manufactured using the GaAs HBT process technology, and it is possible that we may have more packaging problems in the future. However, we have taken steps to improve the reliability of packaging quality, including the hiring of a Vice President of Quality, the expansion of our in-house package testing and qualification line and the hiring of additional packaging engineers to engage in both package testing and the development of new packaging designs. In addition, we will continue to monitor our vendors. A delay or reduction in product shipments or unexpected product returns because of these problems could have an adverse effect on our operating results.

         Given the shift to module production, we also rely on suppliers of passive component parts. A delay in the receipt of these raw materials could delay product shipments and have an adverse effect on our operating results.

WE OPERATE IN A VERY COMPETITIVE INDUSTRY.

         Competition in the markets for our products is intense. We compete with several companies primarily engaged in the business of designing, manufacturing and selling radio frequency integrated circuits, as well as suppliers of discrete products such as transistors, capacitors and resistors. Several of our competitors either have GaAs HBT process technology or are developing GaAs HBT or new fabrication processes. In addition, many of our existing and potential customers manufacture or assemble wireless communications devices and have substantial in-house technological capabilities. Any of them could develop products that compete with or replace ours. A decision by any of our large customers to design and manufacture integrated circuits internally could have an adverse effect on our operating results. This could mean lower prices for our products, reduced demand for our products and a corresponding reduction in our ability to recover development, engineering and manufacturing costs. Any of these developments would have an adverse effect on our operating results.

         Many of our existing and potential competitors have entrenched market positions, considerable internal manufacturing capacity, established intellectual property rights and substantial technological capabilities. Many of our existing and potential competitors, including Conexant Systems, Inc., Hitachi Ltd. and Philips N.V., may have greater financial, technical, manufacturing and marketing resources than we do. We cannot be sure that we will be able to continue to compete successfully with our competitors.

WE DEPEND HEAVILY ON KEY PERSONNEL.

         Our success depends in part on keeping key technical, marketing, sales and management personnel. We do not have employment agreements with the substantial majority of our employees. We must also continue to attract qualified personnel. The competition for qualified personnel is intense, and the number of people with experience, particularly in radio frequency engineering, integrated circuit design, and technical marketing and support, is limited. We cannot be sure that we will be able to attract and retain other skilled personnel in the future.

WE ARE SUBJECT TO RISKS FROM INTERNATIONAL SALES AND OPERATIONS.

         Sales to customers located outside the United States accounted for approximately 68% of our revenue for the first three quarters of fiscal 2002. We expect that revenue from international sales will continue to be a significant part of our total revenue. International sales are subject to a variety of risks, including risks arising from currency fluctuations and restrictions, tariffs, trade barriers, taxes and export license requirements. Because all of our foreign sales are denominated in U.S. dollars, our products become less price competitive in countries with currencies that are low or are declining in value against the U.S. dollar. Also, we cannot be sure that our international customers will continue to accept orders denominated in U.S. dollars. If they do not, our reported revenue and earnings will become more directly subject to foreign exchange fluctuations.

         All but one of our circuit assembly vendors are located outside the United States. This subjects us to regulatory, geopolitical and other risks of conducting business outside the United States. We do business with our foreign assemblers in U.S. dollars. Our assembly costs increase in countries with currencies that are increasing in value against the U.S. dollar. Also, we cannot be sure that our international assemblers will continue to accept orders denominated in U.S. dollars. If they do not, our costs will become more directly subject to foreign exchange fluctuations.

WE RELY ON INTELLECTUAL PROPERTY AND FACE ACTUAL AND POTENTIAL CLAIMS OF INFRINGEMENT.

         Our success depends in part on our ability to obtain patents, trademarks and copyrights, maintain trade secret protection and operate our business without infringing on the proprietary rights of other parties. Although we do not believe this to be the case, it could be determined in the future that TRW or we are infringing someone's intellectual property rights. We cannot be sure that we could obtain licenses on commercially reasonable terms or that litigation would not occur if there were any infringement. If we were unable to obtain necessary licenses or if litigation arose out of infringement claims, our operating results could be adversely affected.

         Our company has been named a defendant in a patent infringement lawsuit filed on August 3, 2001 in the U.S. District Court for the District of Arizona by Lemelson Medical, Education and Research Foundation, LP. The suit alleges that we have infringed 12 "machine vision" patents, seven "bar code" patents and three semiconductor patents owned by the plaintiff and seeks injunctive relief, damages for the alleged infringements and payment of the plaintiff's attorneys' fees. We are currently conducting an initial assessment of these claims, and cannot predict the ultimate outcome of this litigation.

         In addition to patent and copyright protection, we also rely on trade secrets, technical know-how and other unpatented proprietary information relating to our product development and manufacturing activities. We try to protect this information with confidentiality agreements with our employees and other parties. We cannot be sure that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

WE ARE SUBJECT TO STRINGENT ENVIRONMENTAL REGULATION.

         We are subject to a variety of federal, state and local requirements governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic or otherwise hazardous materials used in our manufacturing processes. Failure to comply with environmental laws could subject us to substantial liability or force us to significantly change our manufacturing operations. In addition, under some of these laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause the contamination.

OUR STOCK PRICE IS SUBJECT TO VOLATILITY.

         The trading price of our common stock is subject to wide fluctuations in response to quarterly variations in operating results, adverse business developments, changes in financial estimates by securities analysts, announcements of technological innovations, new products by us or our competitors, transactions by corporate insiders and other events and factors. In addition, the stock market has experienced extreme price and volume fluctuations based on factors outside our control that have particularly affected the market prices for many high technology companies. These broad market fluctuations may materially and adversely affect the market price of our common stock.

FUTURE SALES OF SHARES COULD HAVE AN ADVERSE EFFECT ON MARKET PRICE.

         Sales of substantial amounts of common stock in the public market or the prospect of such sales could adversely affect the market price for our common stock and our ability to raise equity capital in the future. As of March 13, 2002 we had outstanding a total of 167.6 million shares of common stock. Of these shares, approximately 165.3 million shares are freely tradable without restriction or further registration under the Securities Act, except for any shares acquired by our "affiliates," as that term is defined in Rule 144 under the Securities Act. We believe that the holders of approximately 2.4 million shares are affiliates and, accordingly, that their shares may be sold without registration only in compliance with the Securities Act (including Rule 144). As of March 13, 2002, options to purchase 19.5 million shares of common stock were outstanding under our stock option plans, with a weighted average exercise price of $15.02 per share and a weighted average remaining contractual life of 7.7 years. Of these, options to purchase 5.4 million shares were exercisable at March 13, 2002, at a weighted average exercise price of $12.68 per share.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR SHAREHOLDERS, CAUSE US TO INCUR DEBT AND ASSUME CONTINGENT LIABILITIES.

         As part of our business strategy, we expect to continue to review potential acquisitions of businesses, products or technologies that could complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. In the event of such future acquisitions, we could issue equity securities that would dilute our current shareholders' percentage ownership, incur substantial debt or assume contingent liabilities. Such actions by us could seriously harm our results of operations or the price of our common stock. Acquisitions also entail numerous other risks that could adversely affect our business, results of operations and financial condition, including:

          o difficulties in assimilating acquired operations, technologies or products;

          o unanticipated costs or capital expenditures associated with the acquisition;

          o acquisition-related charges and amortization of acquired technology and other intangibles that could negatively affect our reported results of operation;

          o    diversion of management's attention from our business;

          o injury to existing business relationships with suppliers and customers; and

          o failure to successfully integrate these businesses, products, technologies and personnel.

PROVISIONS IN OUR GOVERNING DOCUMENTS COULD DISCOURAGE TAKEOVERS AND PREVENT SHAREHOLDERS FROM REALIZING AN INVESTMENT PREMIUM.

         Certain provisions of our articles of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. These provisions include the ability of the board of directors to designate the rights and preferences of preferred stock and issue such shares without shareholder approval and the requirement of supermajority shareholder approval of certain transactions with parties affiliated with our company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

         On August 10, 2001, our board of directors adopted a shareholder rights plan, pursuant to which uncertificated stock purchase rights were distributed to our shareholders at a rate of one right for each share of common stock held of record as of August 30, 2001. The rights plan is designed to enhance the board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire our company by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover of our company not supported by the board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing stock price.

                                 USE OF PROCEEDS

         Except as otherwise described in any prospectus supplement, the net proceeds from the sale of securities offered from time to time using this prospectus will be used for general corporate purposes, which may include repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

                       RATIOS OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                                                                   NINE MONTHS
                                                                YEAR ENDED MARCH 31,            ENDED DECEMBER 31,
                                                                --------------------            ------------------
                                                     1997      1998    1999    2000     2001           2001
                                                     ----      ----    ----    ----     ----           ----
Ratio of Earnings to Fixed Charges (1)               10.2x    NM(2)    7.4x   20.5x     4.7x           NM(3)
--------------

(1)       These ratios are calculated by dividing (a) earnings before income taxes adjusted for fixed charges by (b) fixed charges.
          Fixed charges include interest expense plus capitalized interest and the portion of interest expense under operating leases we deem to be representative of the interest factor.

(2)      In fiscal 1998, earnings were insufficient to cover fixed charges by $0.5 million.

(3)      For the nine months ended December 31, 2001, earnings were insufficient to cover fixed charges by $27.6 million.

                         DESCRIPTION OF DEBT SECURITIES

         Any debt securities issued using this prospectus ("debt securities") will be our direct unsecured general obligations. The debt securities will be either "senior debt securities" or "subordinated debt securities."

         The senior debt securities and the subordinated debt securities will be issued under separate indentures between our company and a U.S. banking institution (a "trustee"). The trustee for each series of debt securities will be identified in the applicable prospectus supplement. Senior debt securities will be issued under a "senior indenture" and subordinated debt securities will be issued under a "subordinated indenture." Together the senior indenture and the subordinated indenture are called "indentures." In the summary below, we have included references to section numbers of the applicable indentures so that you can easily locate these provisions.

         The debt securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement will be described in the prospectus supplement.

GENERAL

         The indentures provide that debt securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301) We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the applicable indenture.

         The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt ("senior debt"). The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described under "--Subordination of

Subordinated Debt Securities" and in the prospectus supplement applicable to any subordinated debt securities.

         A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms related to the offering, including the price or prices at which the debt securities to be offered will be issued. These terms will include some or all of the following:

          o    the title of the debt securities;

          o whether the debt securities are senior debt securities or subordinated debt securities;

          o    the total principal amount of the debt securities;

          o the dates on which the principal of the debt securities will be payable;

          o the interest rate of the debt securities and the interest payment dates for the debt securities;

          o    the places where payments on the debt securities will be payable;

          o any terms upon which the debt securities may be redeemed at our option;

          o any sinking fund or other provisions that would obligate our company to repurchase or otherwise redeem the debt securities;

          o    whether the debt securities are defeasible;

          o    any addition to or change in the events of default;

          o if convertible into our common stock or any of our other securities, the terms on which such debt securities are convertible;

          o any addition to or change in the covenants in the applicable indenture; and

          o any other terms of the debt securities not inconsistent with the provisions of the applicable indenture. (Section 301)

         The indentures do not limit the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by our company and may be in any currency or currency unit designated by us.

         If so provided in the applicable prospectus supplement, we may issue the debt securities at a discount below their principal amount and pay less than the entire principal amount of the debt securities upon declaration of acceleration of their maturity ("original issue discount securities"). The applicable prospectus supplement will describe all material U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

SENIOR DEBT SECURITIES

         The senior debt securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The senior debt securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness. Except as provided in the applicable senior indenture or specified in any authorizing resolution or supplemental indenture relating to a series of senior debt securities to be issued, no senior indenture will limit the amount of additional indebtedness that may rank equally with the senior debt securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

         Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated in right of payment to the prior payment in full of all of our senior debt, including any senior debt securities. The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series, including:

          o the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

          o the applicability and effect of such provisions in the event of specified defaults with respect to senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

          o the definition of senior debt applicable to the subordinated debt securities of that series.

The failure to make any payment on any of the subordinated debt securities due to the subordination provisions of the subordinated indenture described in the prospectus supplement will not prevent the occurrence of an event of default under the subordinated debt securities.

CONVERSION RIGHTS

         The debt securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of debt securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of debt securities.

FORM, EXCHANGE AND TRANSFER

         The debt securities of each series will be issuable only in fully registered form, without coupons. Unless otherwise indicated in the applicable prospectus supplement, the securities will be issued in denominations of $1,000 each or multiples thereof. (Section 302)

         Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by our company for such purpose, without the payment of any service charge except for any tax or governmental charge. (Sections 305 and 1002)

GLOBAL SECURITIES

         The debt securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with a depositary identified in the applicable prospectus supplement.

         No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

          o    the depositary is unwilling or unable to continue as depositary;

          o    an event of default has occurred and is continuing; or

          o    as otherwise provided in a prospectus supplement.

         Unless otherwise stated in any prospectus supplement, The Depository Trust Company ("DTC") will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be affected only through records maintained by DTC and its participants.

PAYMENT

         Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest. (Section 307)

         Unless otherwise indicated in the applicable prospectus supplement, principal interest and any premium on the debt securities will be paid at designated places. However, at our option, payment may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indenture or any prospectus supplement. (Sections 1002 and
1003)

CONSOLIDATION, MERGER AND SALE OF ASSETS

         We may consolidate with or merge into, or sell or lease substantially all of our properties to any person if:

          o the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

          o immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

          o any other conditions specified in the applicable prospectus supplement are met. (Section 801)

EVENTS OF DEFAULT

         Unless otherwise specified in the prospectus supplement, each of the following will constitute an "event of default" under the indentures:

          o failure to pay principal or premium on any debt security of that series when due;

          o failure to pay any interest on any debt security of that series when due, continued for 30 days;

          o failure to deposit any sinking fund payment, when due, on any debt security of that series;

          o failure to perform any other covenant or the breach of any warranty in the indenture for 90 days after being given written notice;

          o certain events of bankruptcy, insolvency or reorganization affecting us; and

          o any other event of default included in the applicable indenture or supplemental indenture. (Section 501)

         If an event of default (other than as a result of bankruptcy, insolvency or reorganization) for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series (or, such portion of the principal amount of such debt securities, as may be specified in a prospectus supplement) to be due and payable immediately. If an event of default results from bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of a series (or, such portion of the principal amount of such debt securities as may be specified in a prospectus supplement) will automatically become immediately due and payable. If an acceleration occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can rescind the acceleration. (Section 502)

         Other than its duties in case of an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request of any of the holders, unless the holders offer the trustee reasonable indemnity. (Section 603) Subject to the indemnification of the trustees, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 512)

         The holders of debt securities of any series will not have any right to institute any proceeding with respect to the applicable indenture, unless:

          o the holder has given written notice to the trustee of an event of default;

          o the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

          o the trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507)

         These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, interest or premium on such debt security on or after the applicable due date specified in such debt security. (Section 508)

         We will be required to furnish to each trustee annually within 120 days of the end of each fiscal year a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the applicable indenture. (Section 1004)

MODIFICATION AND WAIVER

         Under each indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

DEFEASANCE AND COVENANT DEFEASANCE

         If, and to the extent, indicated in the applicable prospectus supplement, we may elect at any time to have the provisions of the indentures relating to defeasance and discharge of indebtedness and to defeasance of certain restrictive covenants applied to the debt securities of any series, or to any specified part of a series. (Section 1301)

         DEFEASANCE AND DISCHARGE

         The indentures provide that, upon the exercise of our option (if any), we will be discharged from all our obligations with respect to the applicable debt securities upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Any additional conditions to the discharge of our obligations with respect to a series of debt securities will be described in an applicable prospectus supplement.

         DEFEASANCE OF CERTAIN COVENANTS

         The indentures provide that, upon the exercise of our option (if any), we may omit to comply with certain restrictive covenants described in an applicable prospectus supplement, the occurrence of certain events of default as described in an applicable prospectus supplement will not be deemed to either be or result in an event of default and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Any additional conditions to exercising this option with respect to a series of debt securities will be described in an applicable prospectus supplement. (Sections 1303 and 1304)

NOTICES

         Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and 106)

TITLE

         We, the trustees and any agent of ours or a trustee may treat the person in whose name a debt security is registered as the absolute owner of the debt security, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

          The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

                         DESCRIPTION OF PREFERRED STOCK

         Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more classes or series and to establish, from time to time, the number of shares to be included in each class or series, and to determine the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions of such class or series, and to increase or decrease the number of shares of any such class or series without any further vote or action by the shareholders. Any preferred stock issued by our board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of our company, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock may tend to discourage or make more difficult a merger or other change in control of our company.

         No shares of preferred stock are currently outstanding, although 500,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance in connection with our shareholder rights plan. See "Description of Common Stock - Shareholder Rights Plan" on page 18.

         Although we have no present intention to issue shares of preferred stock, the issuance of shares of the preferred stock, or the issuance of rights to purchase shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or might facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some or even a majority of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

                        DESCRIPTION OF DEPOSITARY SHARES

         The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each series of preferred stock which have been or will be filed with the SEC in connection with the offering of such series of preferred stock.

GENERAL

         At our option, we may elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred stock (which will be set forth in the prospectus supplement relating to a particular series of preferred stock).

         The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying such depositary shares, to all the rights and preferences of the preferred stock underlying such depositary shares including dividend, voting, redemption, conversion and liquidation rights.

         The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. The depositary shall distribute only the amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

         In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders.

         The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock shall be made available to the holders of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

         If a series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of the preferred stock held by the depositary. The depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be so redeemed at their respective addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

         After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys, securities or other property payable upon such redemption and any money, securities or other property to which the holders of the depositary shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

VOTING THE PREFERRED STOCK

         Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action that the depositary may deem necessary to enable the depositary to do so.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

         We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. A deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares relating thereto have been redeemed or (b) there has been a final distribution in respect of the preferred stock of the relevant series in connection with any liquidation, dissolution or winding up and such distribution has been distributed to the holders of the related depositary shares.

CHARGES OF DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

         The depositary will forward to the holders of depositary shares all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

         Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of our company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

                           DESCRIPTION OF COMMON STOCK

GENERAL

         The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of our company, holders of common stock will be entitled to share ratably in the assets, if any, available for distribution after payment of all creditors and the liquidation preferences on any outstanding shares of preferred stock. Holders of common stock have no preemptive rights to subscribe for any additional securities of any class we may issue, nor any conversion, redemption or sinking fund rights. The rights and privileges of holders of common stock are subject to the preferences of any shares of preferred stock that we may issue in the future.

         As of March 13, 2002, 167.6 million shares of common stock were outstanding.

SHAREHOLDER RIGHTS PLAN

         On August 10, 2001, our board of directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock to shareholders of record at the close of business on August 30, 2001. One right will also be distributed for each share of common stock issued after August 30, 2001, until the "distribution date," which is described in the next paragraph. Each right entitles the registered holder to purchase from our company a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $180 per unit, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement dated as of August 10, 2001 between our company and First Union National Bank, as Rights Agent.

         Initially, the rights will be attached to all common stock certificates representing outstanding shares, and no separate rights certificates will be distributed. The rights will separate from the common stock and a distribution date will occur upon the earlier of

          o 10 business days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the "stock acquisition date"), or

          o 10 business days following the public announcement of a tender offer or exchange offer that would, if consummated, result in a person or group beneficially owning 15% or more of such outstanding shares of common stock, subject to certain limitations.

          Until the distribution date (or earlier redemption or expiration of the rights)

          o the rights will be evidenced by the common stock certificates and will be transferred with and only with common stock certificates,

          o new common stock certificates issued after August 10, 2001 will contain a notation incorporating the Rights Agreement by reference and

          o the surrender for transfer of any certificates for common stock outstanding, even without such notation, will also constitute the transfer of the rights associated with the common stock represented by such certificate.

As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of the common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. The rights are not exercisable until the distribution date and will expire at the close of business on August 10, 2011, subject to extension by our board of directors, unless earlier redeemed by our company as described below.

         If any person becomes an acquiring person, each holder of a right will thereafter have the right (the "flip-in right") to receive, at the time specified in the Rights Agreement, (a) upon exercise and payment of the purchase price, common stock (or, in certain circumstances, cash, property or other securities of our company) having a value equal to two times the purchase price of the right or (b) at the discretion of the board of directors, upon exercise and without payment of the purchase price, common stock (or, in certain circumstances, cash, property or other securities of our company) having a value equal to the difference between the purchase price of the right and the value of the consideration which would be payable under clause (a). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person will be null and void. Rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by our company as set forth below.

         If, at any time following the stock acquisition date,

          o our company is acquired in a merger, statutory share exchange or other business combination in which it is not the surviving corporation,

          o our company is the surviving party in a merger, statutory share exchange or other business combination and all or part of our company's common stock is exchanged for stock or other securities of another corporation, or

          o 50% or more of our company's assets or earning power is sold or transferred,

then each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right (the "flip-over right") to receive, upon exercise, common stock of the acquiring corporation having a value equal to two times the purchase price of the right. The holder of a right will continue to have the flip-over right whether or not the holder exercises or surrenders the flip-in right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "triggering events."

         The purchase price payable, and the number of units of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution

          o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock,

          o if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the preferred stock, or

          o upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of one one-thousandths of a share of preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in each such case, prior to the distribution date.

         With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.

         At any time after any person becomes an acquiring person, our company may exchange all or part of the rights for shares of common stock at an exchange ratio of one share per right, as appropriately adjusted to reflect any stock dividend, stock split or similar transaction.

         In general, our company may redeem the rights in whole, but not in part, at a price of $0.001 per right, at any time until 10 business days following the stock acquisition date. After the redemption period has expired, this right of redemption may be reinstated if an acquiring person reduces his beneficial ownership to less than 15% of the outstanding shares of common stock in a transaction or series of transactions not involving our company and there are no other acquiring persons. Immediately upon the action of the board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.001 redemption price.

         Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of our company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights is not taxable to shareholders or to our company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for stock (or other consideration) of our company or for common stock of the acquiring company as set forth above.

         Prior to the distribution date, any of the provisions of the Rights Agreement may be amended by our board of directors. After the distribution date, the provisions of the Rights Agreement may be amended by the board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made when the rights are not redeemable.

         The Rights Agreement between our company and the Rights Agent specifying the terms of the rights, which includes the forms of the articles of amendment creating the preferred stock, the rights certificate and the summary of rights to purchase shares, is incorporated in to this by reference. The foregoing is qualified in its entirety by reference thereto.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

         GENERAL

         A number of provisions of our articles of incorporation and bylaws deal with matters of corporate governance and the rights of our shareholders. Some of these provisions may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by our board of directors (including takeovers that certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. We believe that these provisions are appropriate to protect the interests of our company and all of our shareholders.

         CERTAIN BUSINESS COMBINATIONS

         Our articles of incorporation require that any business combination, as defined in our articles, to be entered into by our company with a person or entity beneficially owning 15% or more of our outstanding voting shares (an "interested shareholder") be approved by the affirmative vote of the holders of at least 60% of the outstanding voting shares, other than shares held by the interested shareholder, or, alternatively, by a majority of certain members of our board of directors not affiliated with the interested shareholder. The business combinations that are subject to these provisions include a merger or share exchange with an interested shareholder, certain sales to an interested shareholder of assets of our company and certain issuances or transfers to an interested shareholder by our company or any of its subsidiaries of equity securities of our company or a subsidiary. These provisions will make a takeover of our company more difficult and may have the effect of diminishing the possibility of certain types of "front-end loaded" acquisitions of our company or other unsolicited attempts to acquire our company.

          ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

         Our bylaws provide that a special meeting of shareholders may be called only by the board of directors and certain designated officers of our company. Shareholder meetings may not be called by the shareholders. Our bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or under the direction of the board of directors or a committee of the board of directors, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors must be in writing, contain certain specified information and be received by the corporate secretary of our company

          o in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 60 days nor more than 90 days prior to such anniversary date; and

          o in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting or, in the case of a special meeting of shareholders, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

         These provisions may preclude some shareholders from bringing matters before the shareholders at any annual or special meeting, including making nominations for directors.

         AMENDMENT OF ARTICLES AND BYLAWS

         Subject to the North Carolina Business Corporation Act, our articles of incorporation may be amended by the affirmative vote of a majority of the outstanding voting shares, except that the amendment or repeal of certain provisions of the articles relating to the shares which we shall have authority to issue, the approval of certain business combinations as described above and certain other matters require the affirmative vote of the holders of 60% of our voting securities, other than securities held by an Interested shareholder. The articles further provide that certain provisions of the bylaws relating to the size and composition of the board of directors and meetings of shareholders may be amended by the shareholders, except in certain specified circumstances, only by the affirmative vote of the holders of 60% of the outstanding voting shares, other than securities held by an interested shareholder. Moreover, the articles provide that the board of directors may repeal, amend or adopt any bylaw adopted, amended or repealed by the shareholders. These provisions will make it more difficult for shareholders to amend the articles or bylaws.

         ANTI-TAKEOVER LEGISLATION

         Pursuant to our articles of incorporation, we have elected not to be governed by the North Carolina Control Share Act, which restricts the right of certain shareholders who acquire specified amounts of the common stock from voting those shares without certain approval by other shareholders of our company, and the North Carolina Shareholder Protection Act, which imposes certain requirements for approval of transactions between our company and a shareholder beneficially owning in excess of 20% of the common stock.

                             DESCRIPTION OF WARRANTS

         We may issue warrants including warrants to purchase debt securities, warrants to purchase common stock or preferred stock, and warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by us. We may issue warrants independently of or together with any other securities, and the warrants may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants that we may offer. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DEBT WARRANTS

         The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

          o    the title of the debt warrants;

          o    the offering price for the debt warrants, if any;

          o    the aggregate number of the debt warrants;

          o the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

          o if applicable, the designation and terms of the securities with which the debt warrants are issued and the number of debt warrants issued with each of these securities;

          o if applicable, the date after which the debt warrants and any securities issued with the warrants will be separately transferable;

          o the principal amount of debt securities purchasable upon exercise of a debt warrant and the purchase price;

          o the dates on which the right to exercise the debt warrants begins and expires;

          o if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

          o whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

          o    information with respect to any book-entry procedures;

          o the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

          o if applicable, a discussion of certain United States federal income tax considerations;

          o    any antidilution provisions of the debt warrants;

          o any redemption or call provisions applicable to the debt warrants; and

          o any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

STOCK AND OTHER WARRANTS

         The applicable prospectus supplement will describe the terms of any stock warrants or other warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by us, including the following:

          o    the title of the stock warrants or other warrants;

          o the offering price of the stock warrants or other warrants, if any;

          o    the aggregate number of the stock warrants or other warrants;

          o the designation and terms of the common stock, preferred stock or equity securities issued by an unaffiliated corporation or other entity and held by us that is purchasable upon exercise of the stock warrants or other warrants;

          o if applicable, the designation and terms of the securities with which the stock warrants or other warrants are issued and the number of such stock warrants or other warrants issued with each such security;

          o if applicable, the date after which the stock warrants or other warrants and any securities issued with the warrants will be separately transferrable;

          o the number of shares of common stock, preferred stock or equity securities issued by an unaffiliated corporation or other entity and held by us purchasable upon exercise of a stock warrant or other warrant and the purchase price;

          o the dates on which the right to exercise the stock warrants or other warrants begins and expires;

          o if applicable, the minimum or maximum amount of the stock warrants or other warrants which may be exercised at any one time;

          o the currency, currencies or currency units in which the offering price, if, any, and the exercise price are payable;

          o if applicable, a discussion of certain United States federal income tax considerations;

          o any antidilution provisions of the stock warrants or other warrants;

          o any redemption or call provisions applicable to the stock warrants or other warrants; and

          o any additional terms of the stock warrants or other warrants, including terms, procedures and limitations relating to the exchange and exercise of the stock warrants or other warrants.

                       DESCRIPTION OF SUBSCRIPTION RIGHTS

GENERAL

         We may issue subscription rights to purchase our debt securities, common stock, preferred stock, depositary shares or warrants to purchase debt securities, preferred stock or common stock. We may issue subscription rights independently or together with any other offered security. The subscription rights may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the subscription rights offering. Certificates evidencing such subscription rights and a prospectus supplement will be distributed to our shareholders on the record date for receiving subscription rights in the subscription rights offering.

         The applicable prospectus supplement will describe the following terms of the subscription rights:

          o    the title of the subscription rights;

          o    the securities for which the subscription rights are exercisable;

          o    the exercise price for the subscription rights;

          o    the number of subscription rights issued to each shareholder;

          o    the extent to which the subscription rights are transferable;

          o if applicable, a discussion of the material United States income tax considerations applicable to the issuance or exercise of the subscription rights;

          o any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

          o the dates on which the right to exercise the subscription rights begins and expires;

          o the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

          o if applicable, the material terms of any standby underwriting arrangement between us and our stand-by underwriters.

EXERCISE OF SUBSCRIPTION RIGHTS

         Each subscription right will entitle the holder to purchase for cash the principal amount of debt securities, shares of preferred stock, depositary shares, shares of shares of common stock, warrants, or any combination thereof, at the exercise price as set forth in, or determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

         Subscription rights may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, shares of preferred stock or common stock, depositary shares or warrants purchasable upon such exercise. If not all of the subscription rights issued in any offering are exercised, we may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

         We may offer and sell the securities

          o    through underwriters or dealers,

          o    through agents,

          o directly to purchasers, including existing shareholders in an offering of subscription rights, or

          o through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act.

         Each prospectus supplement will set forth the terms of the offering of the particular series of securities to which the prospectus supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the securities, the proceeds to our company from the sale of such series of securities, the use of such proceeds, any initial public offering price or purchase price of such series of securities, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges, if any, on which such securities will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

         Sales of common stock offered pursuant to any prospectus supplement may be effected from time to time in one or more transactions through Nasdaq, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

         Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the common stock in connection an offering of common stock, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the debt securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

         In connection with the sale of securities, underwriters or agents may receive compensation from our company, or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from our company will be described, in the applicable prospectus supplement.

         Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         Under agreements that we may enter into, underwriters and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

         If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agent to solicit offers by certain institutions to purchase debt securities, preferred stock or common stock from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the debt securities, preferred stock, depositary shares or common stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

         We also may sell securities directly to purchasers, in which event no underwriters or agents would be involved. We may sell securities upon the exercise of subscription rights issued to our securityholders.

         The place and date of delivery for the securities in respect of which this prospectus is being delivered will be set forth in the applicable prospectus supplement.

         Unless otherwise indicated in the applicable prospectus supplement, the securities in respect of which this prospectus is being delivered (other than common stock) will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

         Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking services for us, for which customary compensation is received.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

         We have filed a registration statement on Form S-3 with the SEC relating to the offering of securities pursuant to this prospectus. The registration statement contains information not found in this prospectus or any prospectus supplement. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or any prospectus supplement or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the termination of this offering. The documents we incorporate by reference are:

          o Our Annual Report on Form 10-K for the fiscal year ended March 31, 2001;

          o Our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001 (amended on Form 10-Q/A filed with the SEC on November 1, 2001), September 29, 2001 (amended on Forms 10-Q/A filed with the SEC on November 14, 2001 and on February 11, 2002) and December 29, 2001;

          o    Our Current Report on Form 8-K filed with the SEC on August 13,
               2001;

          o The description of our common stock contained in our Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act with the SEC on May 2, 1997, including any amendment or report filed for the purpose of updating such description;

          o Our Registration Statement on Form 8-A relating to the Shareholder Rights Agreement, dated August 10, 2001, between RF Micro Devices, Inc. and First Union National Bank, as Rights Agent, filed with the SEC on August 14, 2001; and

          o All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of our fiscal year ended March 31, 2001.

         You may request a copy of these filings, at no cost to you, by writing or telephoning RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409, telephone (336) 664-1233.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business, our future results of operations and market conditions in our industry. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

          o    the uncertainty of market demand for our products in the future;

          o    the uncertainty of the future economic environment;

          o    the development of alternative technology by third parties; and

          o other risk factors set forth under "Risk Factors" in this prospectus.

The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to our company, our business or our management, are intended to identify forward-looking statements.

         We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents we have incorporated by reference may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                  LEGAL MATTERS

         The legality of the securities offered hereby has been passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina. The validity of the securities will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended March 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby.

Securities and Exchange Commission registration fee....................$ 46,000
Trustee fees and expenses..............................................$ 50,000
Legal fees and expenses................................................$ 150,000
Printing and engraving expenses........................................$ 150,000
Accounting fees and expenses...........................................$ 45,000
Miscellaneous (1)......................................................$ 159,000
Total (2)..............................................................$ 600,000


(1)      Includes estimates of NASD filing fees.
(2) All amounts listed above are estimates, except for the Securities and Exchange Commission registration fee.

The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contact or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

         The Registrant's bylaws provide for the indemnification of any director or officer of the Registrant against liabilities and litigation expenses arising out of his status as such, excluding (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of the Registrant and
(ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

         The Registrant's articles of incorporation provide for the elimination of the personal liability of each director of the Registrant to the fullest extent permitted by law.

         The Registrant maintains directors' and officers' liability insurance under which controlling person, directors and officers of the Registrant is insured or indemnified against certain liabilities which he may incur in his capacity as such.

ITEM 16.  EXHIBITS

         The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:


EXHIBIT NUMBER      DESCRIPTION OF EXHIBIT
--------------      ----------------------

          1         Form of Underwriting Agreement*

          4.1 Amended and Restated Articles of Incorporation of RF Micro Devices, Inc. (incorporated by reference from Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 26, 1999).

          4.2 Amendment to Articles of Incorporation dated July 26, 2000 (incorporated by reference from Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2000).

          4.3 Amendment to Articles of Incorporation dated August 10, 2001 (incorporated by reference from Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2001).

          4.4 Bylaws of RF Micro Devices, Inc. (incorporated by reference from Exhibit 3.2 of the Registrant's Registration Statement on Form S-1 (File No. 333-22625)).

          4.5 Specimen Certificate of Stock (incorporated by reference from Exhibit 4.1 of the Registrant's Registration Statement on Form S-1 (File No. 333-22625)).

          4.6 Rights Agreement dated August 10, 2001 between RF Micro Devices, Inc. and First Union National Bank, as Rights Agent (incorporated by reference from Exhibit 4.1 of the Registrant's Registration Statement on Form 8-A filed August 14, 2001).

          4.7       Form of Indenture for Senior Debt Securities

          4.8       Form of Indenture for Subordinated Debt Securities

          4.9       Form of Senior Debt Security (included in Exhibit 4.7)

          4.10      Form of Subordinated Debt Security (included in Exhibit 4.8)

          4.11      Form of Deposit Agreement*

          4.12      Form of Depositary Receipt*

          4.13      Form of Warrant Agreement*

          4.14      Form of Subscription Agreement*

          5 Opinion of Womble Carlyle Sandridge & Rice, PLLC, as to the legality of the securities being registered.

          12        Computation of Ratios of Earnings to Fixed Charges

          23.1 Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5).

          23.2      Consent of Independent Auditors.

          24 Power of Attorney(included on the signature page to this Registration Statement).


          25.1 Statement of Eligibility on Form T-1 of trustee under the Senior Indenture*

          25.2 Statement of Eligibility on Form T-1 of trustee under the Subordinated Indenture*

*To be filed in an amendment to this registration statement or as an exhibit to a current report on Form 8-K.


ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of the registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, North Carolina, on April 4, 2002.

                     RF MICRO DEVICES, INC.


                     By:      /S/ DAVID A. NORBURY
                        -------------------------------------------
                              David A. Norbury
                              President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned, being a director and/or officer of the RF Micro Devices, Inc. (the "Company") hereby nominates, constitutes and appoints David A. Norbury and William A. Priddy, Jr., or either one of them severally, to be his true and lawful attorney-in-fact and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the "Commission"), a registration statement on Form S-3 relating to the issuance of debt securities, common stock, preferred stock, warrants to purchase the foregoing, depositary shares evidencing fractional interests of preferred stock and subscription rights to purchase the foregoing and to file any and all amendments, including post-effective amendments on Form S-3 or other appropriate form, to the registration statement, and any additional registration statement pursuant to Rule 462(b), making such changes in the registration statement as such attorney-in-fact deems appropriate and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on April 4, 2002.

 /S/ DAVID A. NORBURY                     /S/ WILLIAM A. PRIDDY, JR.
---------------------------------        ---------------------------
Name: David A. Norbury                   Name: William A. Priddy, Jr.
Title: President, Chief Executive        Title: Chief Financial Officer and Vice
Officer and Director                     President of Administration
(principal executive officer)            (principal financial officer)



/S/ BARRY D. CHURCH                      /S/ DR. ALBERT E. PALADINO
---------------------------------        --------------------------
Name: Barry D. Church                    Name: Dr. Albert E. Paladino
Title: Controller (principal accounting  Title: Director
officer)


 /S/ WILLIAM J. PRATT                    /S/ ERIK H. VAN DER KAAY
---------------------------------        ------------------------
Name:  William J. Pratt                  Name: Erik H. van der Kaay
Title:  Director                         Title:  Director


/S/ WALTER H. WILKINSON, JR.
----------------------------
Name: Walter H. Wilkinson, Jr.
Title:  Director